Luby’s Announces Third Quarter Fiscal 2006 Results
Tenth Consecutive Quarter of Same-Store Sales Growth

HOUSTON, TX - June 8, 2006 - Luby's, Inc. (NYSE: LUB) today announced unaudited financial results for the third quarter fiscal 2006, which ended on May 10, 2006. Sales in the third quarter fiscal 2006 were $78.0 million, an increase of 3.4 percent compared to the third quarter fiscal 2005, which ended on May 4, 2005. On a same-store basis, sales increased 4.0 percent for the 128 operating units during the third quarter fiscal 2006 over the third quarter fiscal 2005.

The Company reported net income of $6.9 million, or $0.25 per share fully diluted in the third quarter fiscal 2006 compared to net income of $3.7 million, or $0.15 per share fully diluted, in the third quarter fiscal 2005. Included in third quarter fiscal 2006 net income is a one-time non-cash income tax benefit of $2.5 million, or $0.09 per share fully diluted. Tax benefits generated in previous years were not recognized in those years because of uncertainty of future realization. Due to the Company’s continued financial stability, it is now likely that these tax benefits will be realized and, accordingly, a portion of these benefits is being recognized in the third quarter fiscal 2006 as provided under Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes.”

Excluding the one-time income tax benefit of $2.5 million, net income in the third quarter fiscal 2006 was $4.4 million, or $0.16 per share fully diluted.

“We are pleased with our tenth consecutive quarter of same-store sales increases, particularly given a strong comparable of 6.5 percent same-store sales growth during the third quarter last year. We believe that our marketing and advertising campaigns continue to bring customers in to our stores and our food variety and high quality coupled with value pricing and solid execution keep them coming back,” said Chris Pappas, President and CEO. “While we are pleased with our continued sales increases, we remain focused on managing costs. The cost environment for restaurant operators has become more challenging over the past year, especially due to energy cost increases that are affecting customers, vendors and restaurant operations. We will continue to look for ways to manage costs while ensuring our customers’ expectations for excellent food quality and service. Our employees’ dedication and focused execution have produced strong results over the past two years and their efforts will be the driving force of our success going forward.”

Adjusted EBITDA in the third quarter fiscal 2006 was $9.1 million compared to Adjusted EBITDA of $9.7 million in the third quarter of fiscal 2005. Included in the financial tables of this press release is a reconciliation of Adjusted EBITDA, which is a Non-GAAP financial measure.

Total prime costs of food and payroll in the third quarter fiscal 2006 were 60.4 percent of sales, an improvement compared to 61.2 percent in the third quarter fiscal 2005. As a percentage of sales, food costs in the third quarter fiscal 2006 increased 0.1 percent compared to the third quarter fiscal 2005 due to higher prices in commodity sectors such as seafood, shortenings and produce. Payroll costs as a percentage of sales decreased in the third quarter fiscal 2006 by 0.9 percent compared to the third quarter fiscal 2005 primarily due to increased sales and continued operational focus on efficient labor utilization. Other operating costs increased as a percentage of sales in the third quarter by 1.1 percent compared to the same quarter last year primarily due to higher electricity costs, as well as higher restaurant supply and repair and maintenance costs. General and administrative costs as a percentage of sales in the third quarter increased 1.2 percent compared to the same quarter last year, primarily due to increased staffing and stock option expenses.

Conference Call
The Company will host a conference call at 10:00 a.m. Central time today, June 8, 2006, to discuss financial results for the quarter. The third quarter conference call can be accessed live telephonically by dialing (800) 510-9834 and using the pin code 54138741. A replay of the call will be available approximately two hours after the call ends through June 14, 2006. The replay number is (888) 286-8010 and the pin code is 19822542. A live audio webcast of the conference call will also be available via the Company’s website at http://www.lubys.com/06aboutusEvents.asp to listen online. A replay of the webcast will be available on the Company’s website soon after the call is concluded. The third quarter press release will also be available on the Company's web site, www.lubys.com.

About Luby’s
Luby’s operates 128 restaurants in Austin, Dallas, Houston, San Antonio, the Rio Grande Valley and other locations throughout Texas and other states.  Luby’s provides its customers with quality home-style food, value pricing, and outstanding customer service. For more information about Luby’s, visit the Company’s website at www.lubys.com.

Prior period results have been reclassified to show the retroactive effect of discontinued operations per the new business plan.  Reclassification facilitates more meaningful comparability to the Company’s current information.  As stores are closed in the future and presented in discontinued operations, quarterly and annual financial statements, where applicable, will be reclassified for further comparability.

Consolidated Statements of Operations (unaudited)
(In thousands except per share data)

	Quarter Ended		Three Quarters Ended
	May 10,	May 4,	May 10,	May 4,
	2006	2005	2006	2005
	(84 days)	(84 days)	(252 days)	(252 days)

SALES	$77,954	$75,371	$225,570	$214,108
COSTS AND EXPENSES:
Cost of food	20,634	19,873	60,565	57,852
Payroll and related costs	26,425	26,286	78,015	76,661
Other operating expenses	16,440	15,035	48,858	45,273
Depreciation and amortization	3,632	3,470	10,747	10,571
Relocation and voluntary severance costs	-	75	-	655
General and administrative expenses	5,503	4,454	15,508	13,236
Provision for (reversal of) asset impairments and restaurant closings	1,037	(366)	863	(395)
Total costs and expenses	73,671	68,827	214,556	203,853
INCOME FROM OPERATIONS	4,283	6,544	11,014	10,255
Interest expense, net	(159)	(711)	(586)	(2,320)
Other income, net	218	207	633	343
Income from continuing operations before income taxes	4, 342	6,040	11,061	8,278
Income tax benefit	(2,483)	-	(2,419)	-
Income from continuing operations	6,825	6,040	13,480	8,278
Discontinued operations	76	(2,336)	(1,059)	(2,971)
NET INCOME	$6,901	$3,704	$12,421	$5,307
Income per share - from continuing operations
- basic	$0.26	$0.27	$0.52	$0.37
- assuming dilution	0.25	0.23	0. 49	0.31
Income (loss) per share - from discontinued operations
- basic	$—	$(0.11)	$(0.04)	$(0.13)
- assuming dilution	—	(0.09)	(0.04)	(0.11)
Net income per share
- basic	$0.26	$0.17	$0.48	$0.26
- assuming dilution	0.25	0.15	0.45	0.22
Weighted average shares outstanding:
- basic	26,047	22,632	26,007	22,578
- assuming dilution	27,565	26,671	27,509	26,635

Luby's, Inc.
Consolidated Balance Sheets
(In thousands, except share data)

	May 10,	August 31,
	2006	2005
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$6,701	$2,789
Short-term investments	—	1,667
Trade accounts and other receivables, net	653	151
Food and supply inventories	2,371	2,215
Prepaid expenses	1,948	1,639
Deferred income taxes	657	865
Total current assets	12,330	9,326
Property, plant and equipment, net	184,389	186,009
Property held for sale	2,561	9,346
Deferred income taxes	1,884	-
Other assets	1,205	1,533
Total assets	$202,369	$206,214

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$17,729	$17,759
Accrued expenses and other liabilities	19,413	17,720
Total current liabilities	37,142	35,479
Credit facility debt	—	13,500
Other liabilities	7,074	7,910
Deferred income taxes	-	5,039
Total liabilities	44,216	61,928

SHAREHOLDERS' EQUITY
Common stock, $0.32 par value; authorized 100,000,000 shares, issued 27,727,344 shares and 27,610,708 shares as of May 10, 2006 and August 31, 2005, respectively	8,873	8,835
Paid-in capital	41,440	40,032
Retained earnings	143,444	131,023
Less cost of treasury stock, 1,676,403 shares	(35,604)	(35,604)
Total shareholders' equity	158,153	144,286
Total liabilities and shareholders' equity	$202,369	$206,214

The following table reconciles the Company’s non-GAAP financial measure, Adjusted EBITDA, with Net Income, prepared in accordance with GAAP.

	Quarter Ended		Three Quarters Ended
	May 10,	May 4,	May 10,	May 4,
	2006	2005	2006	2005
	(84 days)	(84 days)	(252 days)	(252 days)
	(In thousands)

Net income	$6,901	$3,704	$12,421	$5,308
Add (deduct) excluded items:
Discontinued operations, net of tax	(76)	2,336	1,059	2,971
Income tax benefit	(2,483)	-	(2,419)	-
Provision for (reversal of) asset impairments and restaurant closings	1,037	(366)	863	(395)
Depreciation and amortization	3,632	3,470	10,747	10,571
Interest expense, net	159	711	586	2,320
Other income, net	(218)	(207)	(633)	(343)
Relocation and voluntary severance costs	-	75	-	655
Share-based compensation expense	122	-	317	-
Adjusted EBITDA	$9,074	$9,723	$22,941	$21,087

While the Company and many in the financial community consider Adjusted EBITDA to be an important supplemental valuation statistic, it should be considered in addition to, but not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP, such as operating income and net income.

The Company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the Company.  Except for historical information, matters discussed in such oral and written communications are forward-looking statements that involve risks and uncertainties, including but not limited to general business and economic conditions, the impact of competition, the Company’s operating initiatives, fluctuations in the costs of commodities, changes in the availability and costs of labor, the seasonality of the Company’s business, taxes, inflation, governmental regulations, and the availability of credit, as well as other risks and uncertainties disclosed in the Company’s periodic reports on Form 10-K and Form 10-Q and other filings with the Securities and Exchange Commission.

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